Exhibit 10.12

SERIES B-3+ PREFERRED SHARE PURCHASE AGREEMENT

This Series B-3+ Preferred Share Purchase Agreement (the “Agreement”) is made as of February 25, 2019 by and among:

1.	Yatsen Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”);

2.	Yatsen (HK) Limited, a limited liability company incorporated under the laws of Hong Kong (the “HK Company”);

3.	Guangzhou Yatsen Ecommerce Co., Ltd. (广州逸仙电子商务有限公司), a limited liability company incorporated under the laws of the PRC (the “Ecommerce Company”);

4.	Guangzhou Yatsen Cosmetics Co., Ltd. (广州逸仙化妆品有限公司), a limited liability company incorporated under the laws of the PRC (the “Cosmetics Company”);

5.

Guangzhou Yatsen Pet Products Co., Ltd. (广州逸仙宠物用品有限公司), a limited liability company incorporated under the laws of the PRC (“Yatsen Pet Products”, together with the Ecommerce Company and the Cosmetics Company, the “PRC Companies”, and each, a “PRC Company”);

6.	The persons listed on Schedule I-A hereto (each a “Founder” and together, the “Founders”);

7.	The entities as set forth on Schedule I-B (each a “Founder Holdco” and together, the “Founder Holdcos”); and

8.	The entities listed on Schedule I-C hereto (the “Investors”, and each, a “Investor”).

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

The Company desires to issue and sell to each Investor and each Investor, severally but not jointly, desires to purchase from the Company certain series B-3+ preferred shares, par value US$0.00001 each, of the Company (the “Series B-3+ Preferred Shares”), with such rights and privileges as set forth in the Shareholders Agreement (as defined below) and the Restated Articles (as defined below) on the terms and conditions set forth in this Agreement.

NOW THE PARTIES HEREBY AGREE AS FOLLOWS:

1.

Subject to the terms and conditions of this Agreement, the Company hereby agrees to issue, allot and sell to the Investors, and the Investors hereby, severally but not jointly, agree to purchase from the Company, a total of 87,075,383 authorized Series B-3+ Preferred shares (the “Purchased Shares”), at a price of US$0.1740 per share, amounting to an aggregate purchase price of US$15,150,000 (the “Purchase Price”).

2.

The purchase and sale of the Purchased Shares shall take place remotely via the exchange of documents and signatures as soon as practical (but in any case within three (3) business days) after the fulfillment or otherwise waiver of the closing conditions under Section 4, or at such other time or place as the Company and the Investors may mutually agree upon (the “Closing”).

3.

At the Closing, the Company shall deliver to each Investor (i) a copy of the Company’s register of members, updated to show such Investor as the holder of the applicable Purchased Shares, (ii) a share certificate registered in the name of such Investor representing the applicable Purchased Shares purchased by such Investor hereunder, (iii) a compliance certificate dated as of the Closing signed by each Warrantor or a duly authorized representative of each Warrantor, as applicable, certifying that all of the conditions set forth in Section 4 have been fulfilled, and (iv) Board, and if necessary, shareholders’ resolutions of the Company approving the Transaction Documents and the transactions contemplated herein.

4.	The Closing is subject to the fulfillment of the following conditions, unless otherwise waived by the Company and/or the Investors (as applicable) in writing:

(i)

Representations and Warranties True and Correct. The representations and warranties made by the Warrantors in Section 6, shall be true, correct and complete when made, and shall be true, correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

(ii)

Authorizations. All consents of any competent Governmental Authority or of any other Person that are required to be obtained by any Party hereto (other than the Investor) in connection with the consummation of the transactions contemplated by this Agreement and other Transaction Documents shall have been duly obtained and effective as of the Closing, and evidence thereof shall have been delivered to the Investor.

(iii)

Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall have been duly completed and/or executed and delivered.

(iv)

Laws. The offer and sale of the Purchased Shares and the Conversion Shares to the Investor pursuant to this Agreement shall be exempt from the registration and prospectus delivery requirements of the Securities Act and shall not violate or breach or result in a violation or breach of any other applicable laws or regulations.

(v)

Shareholders Agreement. The Investors, the Founders and certain other parties have entered into certain Second Amended and Restated Shareholders Agreement in form and substance as set forth in Exhibit A (the “Shareholders Agreement”).

(vi)

Restated Articles. The Third Amended and Restated Memorandum and Articles of Association in form and substance as set forth in Exhibit B (the “Restated Articles”) shall have been duly adopted by the Company by special resolution.

(vii)

Closing of Share Purchase. The closing under certain share repurchase agreement entered into between the Company, Icecrystou Holding Limited, Zhen Partners Fund IV, L.P. and United Aspect Limited on February 25, 2019 (the “Repurchase Agreement”) has occurred simultaneously with the Closing.

(viii)	Closing Deliveries. The Warrantors shall have tendered delivery of all of the various items they are required to deliver to the Investor at the Closing under Section 3.

(ix)	No Material Adverse Effect. There shall have been no Material Adverse Effect on the financial condition, business, prospects or operations of any Group Company since the Financial Statements Date.

5.	Each Investor shall pay to the Company its applicable Purchase Price within three (3) business days after the Closing.

6.

Unless specifically indicated otherwise, the Warrantors severally and jointly represents and warrants to the Investors that the statements contained in Schedule III, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Schedule IV (the contents of which shall also be deemed to be representations and warranties hereunder), are correct and complete in all material respects as of the date of this Agreement and as of the Closing. For purposes of this Section 6, any reference to a party’s “knowledge” means such party’s best knowledge after due and diligent inquiries of officers, directors, and other employees of such party reasonably believed to have knowledge of the matter in question.

7.	Each of the Warrantors hereby jointly and severally covenants to the Investors the issues listed on Schedule V hereto.

8.	Indemnity.

(i)

Each Warrantor shall, jointly and severally, indemnify the Investors against any reduction in value of the Company’s or the Group Companies’ assets, any increase in their liabilities, any dilution of the Investors’ interests in the Company or any diminution in the value of the Investors’ interests in the Company as a result of (i) any breach or violation of any representation or warranty made by any Warrantor in the Transaction Documents and (ii) any breach by any Warrantor of any covenant or agreement contained herein and in any other Transaction Documents (the forgoing losses, the “Indemnifiable Losses”). Notwithstanding the foregoing, the Founders and the Founder Holdcos shall not be liable for any Indemnifiable Losses until and unless the Group Companies have exhausted all available funds in paying for the Indemnifiable Losses.

(ii)

Notwithstanding anything contained in the Disclosure Schedule (as amended, if applicable), each Warrantor shall jointly and severally indemnify at all times and hold harmless each of the Investors from and against any and all Indemnifiable Losses suffered by such Investor, directly or indirectly, as a result of, or based upon or arising from (i) any tax Liability of any Group Company not reflected in the Financial Statements or arising out of any failure, by any Warrantor to comply with any applicable laws of the PRC or of any other applicable jurisdiction relating to tax, occurring or all taxable periods ending on or before the Closing and the portion through the end of the Closing for any taxable period that includes (but does not end on) the Closing; (ii) any Group Company’s failure, occurring on or before the Closing, to obtain and/or maintain the relevant license, permit or approval for its Business in accordance with applicable laws or regulations, (iii) any Liability incurred by HUANG Jinfeng (黄锦峰) before and/or after the Closing, arising in respect of, by reference to or in consequence of any non-compliance with the non-competition obligation of HUANG Jinfeng (黄锦峰) to his former employer which occurs on or prior to the Closing, or (iv) any Liability incurred by any Group Company or the Founders before and/or after the Closing, arising in respect of, by reference to or in consequence of any breach of, or liabilities, claims and disputes against any Group Company or the Founders, which occurs on or prior to the Closing, from (A) the capital increase agreement (《广州逸仙电子商务有限公司增资协议》) entered into among the Founders, the Ecommerce Company and the Zhen Partners IV (HK) Limited on the date of August 1st, 2017, and (B) the capital increase agreement (《广州逸仙电子商务有限公司增资协议》) and the joint venture contract (《广州逸仙电子商务有限公司中外合资经营企业合同》) entered into among the Founders, the Ecommerce Company, the Zhen Partners IV(HK) Limited and the Hony Mezzanine (Shenzhen) Investment Management Center (Limited Partnership)(弘毅夹层（深圳）投资管理中心（有限合伙）) on October 9, 2017.

(iii)

Notwithstanding anything to the contrary contained herein, the aggregate liabilities of the Warrantors pursuant to this Section 8 for each of the Investors under the Transaction Documents shall not exceed the Purchase Price paid for the Purchased Shares being purchased by such Investor hereunder, provided further that, absent willful misconduct which result or reasonably be expected to result in a Material Adverse Effect or fraud by any of the Founders, the aggregate liabilities of each Founder and his applicable Founder Holdco pursuant to this Section 8 for certain Investor under the Transaction Documents shall not exceed an amount equal to the lower of (i) the Purchase Price paid for the Purchased Shares being purchased by such Investor hereunder; and (ii) the value of the Ordinary Shares beneficially owned by such Founder in the Company, determined by the proceeds received by such Founder from disposal of such Ordinary Shares through arm’s length transaction in good faith. Any Founder may elect to compensate the Investors for any Indemnifiable Loss suffered by the Investors by transferring the Ordinary Shares in whole or in part held by the relevant Founder Holdco to the Investors at no cost, provided that, the value for such number of Ordinary Shares to be transferred shall equal the Indemnifiable Loss with such value to be determined by the Company’s auditor in good faith (including affirmative votes of the holders of at least fifty percent (50%) of the then issued outstanding Ordinary Shares (on as-converted basis) held by all holders of the Preferred Shares).

9.	CONFIDENTIALITY AND NON-DISCLOSURE.

(i)

Disclosure of Terms. The terms and conditions of the Transaction Documents and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

(ii)

Press Releases. Any press release issued by any Group Company or their affiliates shall not disclose any of the Financing Terms and the substance and form of such press release shall be approved in advance by the Investors.

(iii)

Permitted Disclosures. Notwithstanding the foregoing, any Party may disclose any of the Financing Terms to its current or bona fide prospective investor, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.

(iv)

Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any Transaction Document or any of the exhibits and schedules attached hereto or thereto, or any of the Financing Terms hereof in contravention of the provisions of this Section 9 such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(v)

Other Information. The provisions of this Section 9 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

10.	This Agreement shall become effective from the date hereof.

11.

The terms and conditions of this Agreement including its existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

12.

This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong without giving effect to any choice of law that would cause the application of the laws of any jurisdiction other than Hong Kong to the rights and duties of the parties hereunder.

13.	The representations, warranties, covenants and agreements made by the Warrantors herein shall survive any due diligence investigation made by the Investors hereto and shall survive the Closing.

14.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. Notwithstanding anything contrary in this Agreement, this Agreement and the rights and obligations herein may be assigned or transferred by the Investors to their Affiliates. No Warrantor may assign its rights or delegate its obligations under this Agreement without the written consent of the Investors.

15.	This Agreement may only be amended or modified with the prior written consent of the Company and the Investors.

16.

The Company shall bear all legal, accounting and other out of pocket fees, costs and expenses incurred by Hillhouse in connection with the conduct of its industry, legal and financial due diligence and its negotiation, preparation, execution and completion of this Agreement and any other Transaction Documents hereunder and thereunder, which shall not exceed US$25,000 (i) at the Closing, or (ii) in the event that the Closing has failed to occur due to fault of any Warrantor, within three (3) business days upon the demand of Hillhouse.

17.

The rights and obligations of each Investor shall be several but not joint under this Agreement. For the avoidance of doubt, each Investor’s purchase of the Purchased Shares and the Company’s issuance and sale of the Purchased Shares herein shall be independent transactions.

18.

Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration (as defined in the Rules) is submitted.

19.

This Agreement may be executed and delivered by facsimile or another electronic form in any number of counterparts and by the parties hereto on separate counterparts, each of which when executed and delivered (whether by facsimile or otherwise) shall constitute an original but all such counterparts shall together constitute one and the same instrument.

20.	The capitalized terms used in this Agreement shall have the meaning as ascribed to them in the Schedule II hereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS whereof this Agreement has been duly executed by the parties hereto the day and year first above written.

GROUP COMPANIES:

Yatsen Holding Limited

By:	/s/ Jinfeng Huang
Name:	HUANG Jinfeng
Title:	Director

Yatsen (HK) Limited

By:	/s/ Jinfeng Huang
Name:	HUANG Jinfeng
Title:	Director

[Signature Page to the Series B-3+ Preferred Share Purchase Agreement - Yatsen Holding Limited]

IN WITNESS whereof this Agreement has been duly executed by the parties hereto the day and year first above written.

GROUP COMPANIES:

Guangzhou Yatsen Ecommerce Co., Ltd.
(广州逸仙电子商务有限公司) (Seal)

By:	/s/ Jinfeng Huang
Name:	HUANG Jinfeng (黄锦峰)
Title:	Legal Representative

Guangzhou Yatsen Cosmetic Co., Ltd.
(广州逸仙化妆品有限公司) (Seal)

By:	/s/ Yuwen Chen
Name:	CHEN Yuwen (陈宇文)
Title:	Legal Representative

Guangzhou Yatsen Pet Products Co., Ltd.
(广州逸仙宠物用品有限公司) (Seal)

By:	/s/ Yuwen Chen
Name:	CHEN Yuwen (陈宇文)
Title:	Legal Representative

[Signature Page to the Series B-3+ Preferred Share Purchase Agreement - Yatsen Holding Limited]

IN WITNESS whereof this Agreement has been duly executed by the parties hereto the day and year first above written.

FOUNDERS AND FOUNDER HOLDCOS:

/s/ Jinfeng Huang
HUANG Jinfeng (黄锦峰)

/s/ Yuwen Chen
CHEN Yuwen (陈宇文)

/s/ Jianhua Lyu
LYU Jianhua (吕建华)

Slumdunk Holding Limited

By:	/s/ Jinfeng Huang
Name:	HUANG Jinfeng (黄锦峰)
Title:	Director

Maybe Cat Holding Limited

By:	/s/ Yuwen Chen
Name:	CHEN Yuwen (陈宇文)
Title:	Director

Icecrystou Holding Limited

By:	/s/ Jianhua Lv
Name:	LV Jianhua (吕建华)
Title:	Director

[Signature Page to the Series B-3+ Preferred Share Purchase Agreement - Yatsen Holding Limited]

IN WITNESS whereof this Agreement has been duly executed by the parties hereto the day and year first above written.

THE INVESTOR:

Banyan Partners Fund III, L.P.
By: Banyan Partners III Ltd., its general partner

By:	/s/ Anthony Wu
Name:	Anthony Wu
Title:	Authorized Signatory

Banyan Partners Fund III-A, L.P.
By: Banyan Partners III Ltd., its general partner

By:	/s/ Anthony Wu
Name:	Anthony Wu
Title:	Authorized Signatory

[Signature Page to the Series B-3+ Preferred Share Purchase Agreement - Yatsen Holding Limited]

IN WITNESS whereof this Agreement has been duly executed by the parties hereto the day and year first above written.

THE INVESTOR:

HH SPR-XIII Holdings Limited

By:	/s/ Colm John O’Connell
Name:	Colm John O’Connell
Title:	Authorized Signatory

[Signature Page to the Series B-3+ Preferred Share Purchase Agreement - Yatsen Holding Limited]

Schedule I-A

List of Founders

Founder	PRC ID Number
HUANG Jinfeng (黄锦峰)	***
LYU Jianhua (吕建华)	***
CHEN Yuwen (陈宇文)	***

Schedule I

Schedule I-B

List of Founder Holdcos

Name of the Company	Place of Incorporation	Ownership
Slumdunk Holding Limited	British Virgin Islands	100% owned by HUANG Jinfeng (黄锦峰)
Maybe Cat Holding Limited	British Virgin Islands	100% owned by CHEN Yuwen (陈宇文)
Icecrystou Holding Limited	British Virgin Islands	100% owned by LV Jianhua (吕建华)

Schedule I

Schedule I-C

List of Purchasers

Purchaser	Number of Purchased Shares	Purchase Price
Banyan Partners Fund III, L.P.	29,312,505 Series B-3+ Preferred Shares	US$	5,100,000
Banyan Partners Fund III-A, L.P.	5,172,795 Series B-3+ Preferred Shares	US$	900,000
HH SPR-XIII Holdings Limited	52,590,083 Series B-3+ Preferred Shares	US$	9,150,000

Schedule I

Schedule II

Definitions

“Action” shall mean any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of the Investor, shall include (i) any controlling shareholder of such Investor, (ii) any entity or individual which has a direct or indirect controlling interest in such controlling shareholder referred to in (i) above (including, any general partner or limited partner, or any fund manager thereof, if any) or any fund manager thereof; (iii) any Person that directly or indirectly controls, is controlled by, under common control with, or is managed by such Investor, any controlling shareholder or any fund manager referred to in (i) and (ii) above, (iv) a child, brother, sister, parent, or spouse of any individual referred to in (ii) above, and (v) any trust controlled by or held for the benefit of such persons referred to in (i) to (iv) above. For the avoidance of doubt, the Investor shall not be deemed to be an Affiliate of any Group Company.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Board” shall mean the board of directors of the Company.

“Business” shall mean the business of cosmetics E-commerce conducted by the Group Companies.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Cayman Islands, Hong Kong or the PRC.

“Business Plan” shall mean the Company’s annual budget and business plan as adopted by the Company’s Board of Directors.

“Circular 37” shall mean the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies (《国家外汇管理局关于境内居民通过境外特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》 ) issued by SAFE on July 4, 2014, and its amendment and interpretation promulgated by SAFE from time to time.

“Closing” shall have the meaning ascribed to it in Section 2.

“Company” is defined in introductory paragraph 1 of this Agreement.

Schedule II

“Compliance Laws” shall have the meaning ascribed to it in Schedule III.

“Contract” shall mean, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” shall mean the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Shares” shall mean Ordinary Shares issuable upon conversion of the Preferred Shares of the Company.

“Disclosing Party” shall have the meaning ascribed to it in Section 9.

“Disclosure Schedule” shall have the meaning ascribed to it in Section 6.

“Employee Share Option Plan” or “ESOP” shall mean the employee share option plan of the Company to be adopted as soon as practicable after the Closing and such other arrangements, contracts, or plans as are recommended by management and approved by the Board, with the written approval of the Majority Preferred Holders (as defined in the Shareholders Agreement and Restated M&A), in accordance with the Shareholders Agreement and Restated M&A.

“Financial Statements” shall have the meaning ascribed to it in Schedule III.

“Financial Statements Date” shall have the meaning ascribed to it in Schedule III.

“Founder” and “Founders” are defined in introductory paragraph 6 of this Agreement.

“Founder Holdco” is defined in introductory paragraph 7 of this Agreement.

“Governmental Authority” shall mean any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Authorizations” shall have the meaning ascribed to it in Schedule III.

“Group Companies” shall mean the Company, the HK Company, the PRC Companies, each Person (except individuals) Controlled by the Company and their respective Subsidiaries from time to time (each a “Group Company”), unless the text specifically indicates otherwise.

Schedule II

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Hillhouse” means HH SPR-XIII Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands.

“HK Company” is defined in the introductory paragraph 2 of this Agreement.

“IAS” shall mean the applicable International Accounting Standards published by the International Accounting Standards Board from time to time.

“Indemnifiable Loss” means, with respect to any Person, any action, claim, cost, damage, deficiency, diminution in value, disbursement, expense, liability, loss, obligation, penalty, settlement, suit, or tax of any kind or nature, together with all interest, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Person, whether directly or indirectly.

“Interested Party” shall have the meaning set forth in Schedule III.

“Investor” or “Investors” is defined in introductory paragraph 8 of this Agreement.

“Key Employee” shall mean the individuals listed in Exhibit G of Series B-3 Purchase Agreement.

“Liabilities” or “Liability” shall mean, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Material Adverse Effect” shall mean any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects or liabilities of the Group Companies taken as a whole, (b) material impairment of the ability of any Warrantor to perform the material obligations of such Person hereunder or under any other Transaction Documents, as applicable, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Group Company, Founder or Founder Holdco.

“MOFCOM” shall have the meaning ascribed to it in Schedule III.

“Non-Disclosing Parties” shall have the meaning ascribed to it in Section 9.

Schedule II

“Ordinary Shares” shall mean the Company’s ordinary shares, par value US$0.00001 per share.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC” shall mean the People’s Republic of China, but solely for purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Companies” and “PRC Company” are defined in introductory paragraph of this Agreement.

“PRC GAAP” shall have the meaning set forth in Schedule III.

“Preferred Shares” shall mean collectively, the Series Seed Preferred Shares, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares and the Series B-3+ Preferred Shares of the Company.

“Proprietary Rights” shall mean any and all worldwide, international, PRC, or foreign registered and unregistered patents, all patent rights and all applications therefore and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, registered and unregistered trademarks, domain names, service marks, mask works, and registrations and applications therefore, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights.

“Purchased Shares” shall have the meaning ascribed to it in Section 1.

“Qualified IPO” shall mean a public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) with net proceeds (excluding underwriting discounts, commissions and stock transfer taxes applicable to a sale of securities to the Company) of at least US$50,000,000 and an implied pre-money valuation of US$300,000,000 or more, or in a similar public offering of Ordinary Shares in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, including The Stock Exchange of Hong Kong Limited, provided such public offering is equivalent to the aforementioned in terms of offering proceeds and regulatory approval.

Schedule II

“Restated M&A” shall mean the Third Amended and Restated Memorandum and Articles of Association of the Company in the form attached as Exhibit B hereto.

“Representatives” shall have the meaning ascribed to it in Schedule III.

“RMB” shall mean the lawful currency of the PRC.

“SAFE” shall have the meaning ascribed to it in Schedule III.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Series Seed Preferred Shares” shall mean the Company’s Series Seed Preferred Shares, par value US$0.00001 per share.

“Series A-1 Preferred Shares” shall mean the Company’s Series A-1 Preferred Shares, par value US$0.00001 per share.

“Series A-2 Preferred Shares” shall mean the Company’s Series A-2 Preferred Shares, par value US$0.00001 per share.

“Series B-1 Preferred Shares” shall mean the Company’s Series B-1 Preferred Shares, par value US$0.00001 per share.

“Series B-2 Preferred Shares” shall mean the Company’s Series B-2 Preferred Shares, par value US$0.00001 per share.

“Series B-3 Preferred Shares” shall mean the Company’s Series B-3 Preferred Shares, par value US$0.00001 per share.

“Series B-3+ Preferred Shares” shall mean the Company’s Series B-3+ Preferred Shares, par value US$0.00001 per share.

“Series B-3 Purchase Agreement” shall mean certain Series B-3 Preferred Share Purchase Agreement dated as of September 30, 2018 (the “Series B-3 Purchase Agreement”), entered into by the Company, the HK Company, the PRC Companies, the Founders, the Founder Holdcos and Hillhouse.

“Shares” shall mean all Preferred Shares and all Ordinary Shares of the Company.

“Shareholders Agreement” shall mean the Second Amended and Restated Shareholders Agreement among the Investors, the Company, the HK Company, the PRC Companies, the Founder Holdcos, the Founders and certain other parties thereto to be entered into on or prior to the Closing in substantially the form attached hereto as Exhibit A.

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IAS or U.S. GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. Notwithstanding the above, as applied to the Company, the term “Subsidiary” or “subsidiary” includes the HK Company, the Ecommerce Company and the PRC Companies.

Schedule II

“Tax” shall mean (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Transaction Documents” shall mean this Agreement, the Shareholders Agreement, the Restated M&A, the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“US$” shall mean the lawful currency of the United States of America.

“U.S. GAAP” shall mean the generally accepted accounting principles in the United States.

“Warrantors” shall mean the Founders, the Founder Holdcos and the Group Companies.

Schedule II

Schedule III

Representations and Warranties of The Warrantors.

1.    Organization, Good Standing and Qualification.

(a)    Each of the Company and the HK Company duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. Each of the Company and the HK Company is qualified to do business and is in good standing in each jurisdiction where failure to be so qualified would have a Material Adverse Effect on its financial condition, business, prospects or operations.

(b)    Each of the PRC Companies is a company duly organized and existing under the laws of the PRC, and has all powers and all governmental licenses, permits, Governmental Authorizations, consents and approvals required to carry on its business as now conducted. Each of the PRC Companies has paid all such governmental fees, taxes and stamp duty required to be paid by it under applicable PRC and other laws prior to or upon the Closing. Copies of the business license, articles of association, and other organizational documents of each of the PRC Companies, as amended to date, have been delivered to the Investors and are true, correct and complete and are in full force and effect.

2.    Due Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it/he is a party and to carry out and perform its obligations thereunder. All action on the part of each Warrantor (and as applicable, its respective officers, directors and shareholders) necessary for the authorization, execution and delivery of each Transaction Document, the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares and the Conversion Shares, and, as applicable, the performance of their respective obligations under each Transaction Document and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Closing. The Transaction Documents are valid and binding obligations of each Group Company, enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. The Purchased Shares and the Conversion Shares are not subject to any preemptive rights, rights of first refusal, or liens of any kind except for rights imposed under the Restated M&A and/or the Transaction Documents.

3.    Capitalization. The authorized share capital of the Company will consist of the following immediately prior to the Closing:

(a)    Ordinary Shares. A total of 4,251,747,715 authorized Ordinary Shares of which 764,442,722 shares are issued and outstanding.

Schedule III

(b)    Preferred Shares. A total of 748,252,285 authorized Preferred Shares, (i) 191,378,675 of which are designated as Series Seed Preferred Shares with par value US$0.00001 each and all of which issued and outstanding; (ii) 66,667,000 of which are designated as Series A-1 Preferred Shares with par value US$0.00001 each and all of which issued and outstanding; (iii) 131,987,050 of which are designated as Series A-2 Preferred Shares with par value US$0.00001 each and all of which issued and outstanding; (iv) 14,503,820 of which are designated as Series B-1 Preferred Shares with par value US$0.00001 each and all of which issued and outstanding; (v) 171,289,239 of which are designated as Series B-2 Preferred Shares with par value US$0.00001 each and all of which issued and outstanding; (vi) 85,351,118 of which are designated as Series B-3 Preferred Shares with par value US$0.00001 each and all of which issued and outstanding; (vii) 87,075,383 of which are designated as Series B-3+ Preferred Shares with par value US$0.00001 each, but none of which are issued or outstanding.

(c)    Options, Warrants, Available Shares. The Company has made available and free of any Liens (i) up to 87,075,383 Series B-3+ Preferred Shares for issuance and sale under this Agreement; (ii) 748,252,285 Ordinary Shares representing the Conversion Shares, and (iii) 211,570,000 Ordinary Shares reserved for issuance under the Employee Share Option Plan. Other than with respect to the Purchased Shares, the Conversion Shares, and Employee Share Option Plan, there are no options, warrants, conversion privileges or other rights or agreements outstanding or under which the Company is or may become obligated to issue any securities of any class or series except as set forth above and except for the rights imposed under the Restated M&A and in the Transaction Documents. Apart from the exceptions noted in this Section 3, none of the Company’s outstanding shares, and no shares issuable upon exercise, conversion, or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal, or other rights to purchase such shares (whether in favor of the Company or any other Person), pursuant to any agreement or commitment to which the Company is a party or of which the Company is aware, except for the rights imposed under the Restated M&A and in the Transaction Documents.

(d)    Outstanding Security Holders. Section 3(d) of the Disclosure Schedule sets forth a complete list of all outstanding shareholders, option holders and other security holders of the Company as of the date hereof.

4.    Subsidiaries (General). The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other Person, except for one hundred percent (100%) of the equity interests in the HK Company who directly owns one hundred percent (100%) of the equity interests in the Ecommerce Company. The Company was formed solely to acquire and hold an equity interest in the HK Company and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing of its equity interest in the HK Company. The HK Company was formed solely to acquire and hold the equity interests in the Ecommerce Company and has no other business, except as contemplated by this Agreement, and has not incurred any Liability other than annual filing, maintenance and other standard fees. Each of the PRC Companies (other than Yatsen Pet Products) is engaged primarily in the Business, and has no other activities outside its permitted business scope. All the Proprietary Rights, business contracts and employees of Yatsen Pet Products have been transferred to Ecommerce Company prior to the Closing. Yatsen Pet Products has not engaged in any actual business activities.

5.    PRC Companies. Except as disclosed in Section 5 of the Disclosure Schedule:

(a)    The registered capital of the Ecommerce Company is fully paid as required under its articles of association and one hundred percent (100%) of the equity interest of the Ecommerce Company is duly vested in the HK Company as the sole investor in and owner of the Ecommerce Company in accordance with applicable PRC rules and regulations.

Schedule III

(b)    The registered capital of the Cosmetic Company is fully paid as required under its articles of association and one hundred percent (100%) of the equity interest of the Cosmetic Company is duly vested in the Ecommerce Company as the sole investor in and owner of the Cosmetic Company in accordance with applicable PRC rules and regulations.

(c)    There are no outstanding rights, or commitments made by each of the PRC Companies or any of its investors and owners, to issue, purchase or sell any equity interest in each of the PRC Companies.

(d)    There are no bonds, debentures, notes or other indebtedness of any of the PRC Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of each of the PRC Companies may vote. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which of any of the PRC Companies is a party or is otherwise bound.

(e)    Each of the PRC Companies does not maintain any offices, branches or subsidiaries except for its registered office.

(f)    The incorporation documents relating to each of the PRC Companies are valid and have been duly approved or issued (as applicable) by the appropriate PRC authorities and are valid and in full force.

(g)    All consents, approvals, Governmental Authorizations, permits or licenses required under PRC laws for the due and proper establishment and operation of each of the PRC Companies as currently operated, or contemplated to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect.

(h)    All filings and registrations with the PRC authorities required in respect of each of the PRC Companies and its operations, including the registrations with the Ministry of Commerce (“MOFCOM”), the State Administration for Market Regulations, the State Administration for Foreign Exchange (“SAFE”), tax bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed in accordance with the relevant rules and regulations, including all required registrations conducted pursuant to Circular 37.

(i)    None of the PRC Companies has received any letter or notice from any relevant authority notifying each of the PRC Companies of the revocation of any Governmental Authorizations, permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by each of the PRC Companies.

(j)    Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent PRC authorities.

Schedule III

(k)    No Group Company has any reason to believe that any Governmental Authorizations, licenses or permits requisite for the conduct of any part of each of the PRC Companies’ business which are subject to periodic renewal will not be granted or renewed by the relevant PRC authorities. Section 5(k) of the Disclosure Schedule lists all lines of business in which each of the PRC Companies participate or are engaged.

(l)    All applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of each of the PRC Companies have been fully complied with, and all requisite approvals from the SAFE in relation thereto have been duly obtained.

(m)    With regard to employment and staff or labour management, each of the PRC Companies has complied with all applicable PRC laws and regulations, including laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

(n)    There are no outstanding stock options with respect to each of the PRC Companies. The name of each director and officer of each of the PRC Companies on the date hereof, and the position held by each, are listed in Section 5(n) of the Disclosure Schedule.

(o)    There are no other companies, partnerships, joint ventures, associations or other entities in which each of the PRC Companies owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(p)    Except as set forth in Section 5(p) of the Disclosure Schedule, each of the PRC Companies owns free and clear from all encumbrances and third party rights all properties and assets, including Proprietary Rights, necessary for its operations as presently conducted and as proposed to be conducted.

6.    Valid Issuance of Purchased Shares.

(a)    The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid, non-assessable, and free of any Liens. The Conversion Shares have been duly and validly made available for issuance and, upon issuance will be duly and validly issued, fully paid, non-assessable and free of any Liens upon issuance.

(b)    All presently outstanding Ordinary Shares of the Company are duly and validly issued, fully paid and non-assessable and free of any Liens, and such Ordinary Shares, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities laws and regulations, including the Securities Act, and all other antifraud and other provisions of applicable securities laws and regulations.

7.    Financial Statements. The Company has provided the unaudited consolidated balance sheets, cash flow statements and income statements of the PRC Companies as of and for the twelve-month period ended December 31, 2018 (“Financial Statements Date”) (all such financial statements being collectively referred to herein as the “Financial Statements”). Such Financial Statements (a) accord with the books and records of the respective PRC Company, (b) are true, correct and complete and present fairly the financial condition and state of affairs of the respective PRC Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the generally accepted accounting principles in the PRC (“PRC GAAP”) applied on a consistent basis, except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments.

Schedule III

8.    Liabilities. Except as described in Section 8 of the Disclosure Schedule, no Group Company has any indebtedness for borrowed money, that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable and none of the Group Companies is unable to pay its debts as and when such debts fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets.

9.    Title to Properties and Assets. Each Group Company has good and marketable title to all respective properties and assets, in each case such property and assets are subject to no Liens. With respect to the property and assets it leases, each Group Company is in compliance with such leases and holds valid leasehold interests in such assets free of any Liens.

10.    Activities since Financial Statements Date. Since the Statement Date, with respect to any Group Company, there has not been any material change in the assets, liabilities, financial condition or operating results, except for changes in the ordinary course of business and changes necessary to consummate the restructuring of the Group Companies as disclosed to the Investors.

11.    Intellectual Property; Status of Proprietary Rights. Each Group Company (i) has independently developed and owns free and clear of all material claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets (as defined below), including without limitation all Registered Intellectual Property (as defined below), necessary, material and appropriate for the Business and to the best knowledge of the Company, without any conflict with or infringement of the rights of others in any material respect. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, business methods, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that has been filed with or recorded by any government authority.

12.    Contracts.

(a)    Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees or shareholders of any Group Company; or (iii) obligate any Group Company to share, license or develop any product or technology are listed in Section 12 of the Disclosure Schedule and have been provided to each of the Investors and their counsel. For purposes of this Section 12 “material” shall mean any agreement, contract, indebtedness, Liability, arrangement or other obligation either (i) having an aggregate value, cost, Liability or amount of RMB4,000,000 or more, or (ii) not terminable upon no more than thirty (30) days’ notice without penalty or obligation.

Schedule III

(b)    Validity and Status. All the material contracts listed on Section 12 of the Disclosure Schedule are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto, and will not violate any applicable laws. There is no existing default or breach by any party thereto and no Group Company has received any notice or claim or allegation of default or breach thereof from any party thereto, and the various transfers of assets, shares, equity interests, capital, personnel, contracts and Proprietary Rights.

13.    Litigation. To the best knowledge of the Warrantors, there is no Action pending or currently threatened against any Founder, any Founder Holdco, any Group Company, any Group Company’s activities, properties or assets or against any registered general managers or registered supervisors, director or Key Employee of any Group Company in connection with such officer’s, director’s or Key Employee’s relationship with, or actions taken on behalf of, any Group Company. No Group Company is a party to or subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency and there is no material Action by any Group Company currently pending.

14.    Governmental Consents. All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any Governmental Authority (“Governmental Authorizations”) on the part of each Group Company required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated herein have been obtained and are currently effective and in consummating such transactions, the Group Companies are in full compliance with the “Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises” promulgated by MOFCOM et.al. on August 8, 2006, amended on June 22, 2009 and amended from time to time. The offer, sale and issuance of the Purchased Shares and the Conversion Shares, in conformity with the terms of this Agreement, are exempt from the registration and prospectus delivery requirements of the Securities Act and all other applicable securities laws and regulations.

15.    Compliance with Other Instruments. No Group Company is in any material violation of any term of its constitutional documents (the “Constitutional Documents”). The execution, delivery and due performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated thereunder will not result in any such violation under any Constitutional Documents or any other material agreements.

16.    Registration Rights. Except as provided in the Shareholders Agreement, no Group Company has granted or agreed to grant any Person or entity any registration rights with respect to any of the securities of any Group Company.

17.    Tax Matters. The Group Companies have paid or made provision for the payment of all taxes that have become due pursuant to the applicable laws. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency.

Schedule III

18.    Obligations of Management. Each Key Employee of each Group Company is identified in Section 18 of the Disclosure Schedule and except for the part-time employees specified in Section 18 of the Disclosure Schedule, each such Key Employee is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of a Group Company. To the best knowledge of the Warrantors, no Warrantor is aware that any such Key Employee is planning to work less than full time at a Group Company in the future. To the best knowledge of the Warrantors and except as disclosed in Section 18 of the Disclosure Schedule, no such Key Employee directly or indirectly holds any interest in or is currently working for a competitive enterprise, whether or not such Person is or will be compensated by such enterprise.

19.    Employment Agreement, Invention Assignment and Confidentiality Agreement. Each of the Founders and Key Employees shall have entered into a standard form employment agreement containing provisions of confidentiality, intellectual property rights assignment, non-compete and non-solicitation obligations of the employee.

20.    Interested Party Transactions. Except as disclosed in Section 20 of the Disclosure Schedule, no Founder, shareholder, officer, employee or director of a Group Company or any Affiliate of any such Person (each of the foregoing, an “Interested Party”) has any agreement, understanding, or proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as disclosed in Section 20 of the Disclosure Schedule, no Interested Party has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company, except that any of the foregoing Persons may have less than one percent (1%) of record ownership interest in the Company or own less than one percent (1%) of shares in publicly traded companies that may compete with a Group Company. No Affiliate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. No Interested Party has had, either directly or indirectly, any interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

21.    Disclosure. No representation or warranty by any Warrantor in this Agreement or in any written statement or certificate furnished or to be furnished to the Investors pursuant to any Transaction Document contains or will contain any untrue statement of fact or omits or will omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any way. Each of the Warrantors has fully provided the Investors with all the information that the Investors have requested for deciding whether to purchase the Purchased Shares and all information that could reasonably be expected to enable the Investors to make such decision.

22.    Exempt Offering. The offer, sale and issuance of the Purchased Shares under this Agreement are exempt from the registration requirements of the Act and from the registration or qualification requirements of any other applicable securities laws of any Governmental Authority, and the issuance of the Conversion Shares in accordance with the Restated M&A, will be exempt from such registration or qualification requirements.

Schedule III

23.    Suppliers. Section 23 of the Disclosure Schedule is a correct list of top ten (10) suppliers (by attributed expenses) (with related or affiliated Persons aggregated for purposes hereof) of the Group Companies for the year ending on December 31, 2018, together with the aggregate amount of revenues received or expenses paid to such business partners during such periods. To the Knowledge of the Warrantors, each such supplier can provide sufficient and timely supplies of goods and services in order to meet the requirements of the Group Companies’ Business consistent with prior practice. No Group Company has experienced or been notified of any shortage in goods or services provided by its suppliers or other providers and has no reason to believe that any Person listed on Section 23 of the Disclosure Schedule would not continue to provide to, or purchase from, or cooperate with, respectively, or that it would otherwise alter its business relationship with, the Group Companies at any time after the Closing on terms substantially similar to those in effect on the date hereof, in any case. There is not currently any dispute pending between any of the Group Companies and any Person listed on Section 23 of the Disclosure Schedule.

24.    Insurance. There is no claim pending under the insurance policies and bonds maintained by each Group Company as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect.

25.    Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions. Each Group Company and other Warrantors and their Affiliates and their respective directors, officers, managers, employees, independent contractors, representatives, agents and other Persons acting on their behalf (collectively, “Representatives”) are and have been in compliance with all applicable laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”). Without limiting the foregoing, neither any Group Company nor, any Representative has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of, (a) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (b) the taking of any action by any Person which (i) would violate the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”), if taken by an entity subject to the FCPA, (ii) would violate the U.K. Bribery Act, if taken by an entity subject to the U.K. Bribery Act, or (iii) could reasonably be expected to constitute a violation of any applicable Compliance Law; (c) the making of any false or fictitious entries in the books or records of any Group Company by any Person; or (d) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

Schedule III

Schedule IV

Disclosure Schedule

Schedule IV

Schedule V

Covenants of the Warrantors

Each of the Warrantors hereby jointly and severally covenants to the Investors as follows:

1.    Use of Proceeds. In accordance with the budget and business plan approved by the Board in accordance with Section 9 of the Shareholders Agreement, the Company shall use the proceeds from the issuance and sale of the Purchased Shares for capital expenditure, business expansion and working capital of the Company and its subsidiaries, save as otherwise stipulated in this Agreement. Unless otherwise agreed to in writing by the Board (including the affirmative vote of the director appointed by the Investors, if applicable), no proceeds from the sale of the Purchased Shares shall be used (i) in the purchase of any securities, (ii) in the investment of any other entities, (iii) in the payment of any debt of the Company or its subsidiaries, or (iv) in the repurchase or cancellation of securities held by any shareholder of the Company (except the repurchase transactions stipulated Repurchase Agreement). The Company shall invest such proceeds in the Ecommerce Company, including increasing its registered capital.

2.    Filing of the Restated M&A. The Company shall, and the Founders and the Founder Holdcos shall cause the Company to obtain the duly filed and stamped Restated M&A within ten (10) days following the Closing and the evidence of which shall be delivered to the Investors.

3.    Additional Covenants. Except as required by this Agreement or the Shareholders Agreement, no resolution of the directors, owners, members, joint venture parties, or shareholders of any Group Company shall be passed, nor shall any contract or commitment be entered into prior to the Closing without the written consent of the Investors, except that the Group Companies may carry on their respective businesses in the same manner as heretofore and may pass resolutions and enter into contracts and commitments in the ordinary course of business and consistent with their past practice.

4.    Notice of Certain Events. If at any time before the Closing, any Warrantor comes to know of any material fact or event which:

(a)    is in any way inconsistent with any of the representations and warranties of the Warrantors in this Agreement;

(b)    suggests that any fact warranted by the Warrantors hereunder may not be as warranted or may be misleading; or

(c)    might affect the willingness of a prudent investor to purchase the Purchased Shares on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the Purchased Shares, then the Warrantors shall immediately notify the Investors in writing, describing the fact or event in reasonable detail.

Schedule V

5.    Use of Investors’ Name or Logo. Without the prior written consent of the Investors, none of the parties shall use, publish, reproduce, or refer to the name of any of the Investors, their Affiliates and/or controlling persons (with respect to Hillhouse, such names shall include but not limited to “Hillhouse”, “高瓴”, “Gaoling”, “Gao Ling”, “Lei Zhang”, “张磊”; with respect to Banyan, such names shall include but not limited to “高榕”, “高榕资本”, “Banyan”, “Banyan Capital”, “Gaorong”, “Gaorong Capital”), or any similar name, trademark or logo in any discussion, documents or materials, including without limitation for marketing or other purposes.

6.    Corporate Opportunity. The Group Company hereby acknowledge that the Investors and their Affiliates (including investment funds, persons or accounts under the management of the Investor or their Affiliates) engage in hedge fund investment and private equity investment businesses. The Investors and their Affiliates shall have the right to, and shall have no duty hereunder to refrain from, continue to carry on its normal course of business activities as professional investors. The Investors and their Affiliates may from time to time have information on or knowledge of a business opportunity that a Group Company is financially able to undertake, is from its nature in the line or lines of one or more Group Company’s existing or prospective business and is a practical advantage to it, and is one in which a Group Company has an interest or reasonable expectancy (the “Business Opportunity”). Such Business Opportunity may or may not be within the knowledge of the director appointed by the Investors. The parties hereto agree, and shall procure that each of the Group Companies agrees, irrevocably that the director appointed by the Investors shall not be under any duty to disclose any Business Opportunity to the Company or any other Group Company, or permit any Group Company to participate in any Business Opportunity, or to otherwise take advantage of any Business Opportunity, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Investors’ ability to benefit from information related to an actual or potential Business Opportunity or that would require the Investors or the director appointed by the Investors to disclose any such information to any Group Company or offer any Business Opportunity to any Group Company.

7.    Tax Basis. The Warrantors hereby undertake that all (but not less than all) the proceeds from the issuance and sale of the Purchased Shares shall be contributed into the Company, the HK Company and thereafter into the Ecommerce Company as registered capital, otherwise the Warrantors shall indemnify the Investors against taxes or duties, in connection with the Investors’ sale of their respective shares, levied or imposed on the Investors by the relevant PRC tax authorities as the result of the tax base for such shares determined by the relevant PRC tax authorities being less than the Purchase Price paid by the Investors solely due to the breach of the Warrantors’ obligations under this Section 7.

8.    Employment Agreement, Proprietary Rights and Confidentiality Agreement. The Group Companies shall cause all of their respective current employees to enter into employment agreements and proprietary rights and confidentiality agreement in standard form in compliance with the applicable laws and regulations. The Group Companies shall further cause all of their respective future employees to enter into employment agreements and confidentiality and intellectual property rights agreements in standard form in compliance with the applicable laws and regulations.

Schedule V

9.    Regulatory Compliance. Each Warrantor shall comply with all applicable laws and regulations in the PRC, including but not limited to applicable laws and regulations in connection with the operations of the Group Companies. Each Warrantor shall use its best efforts to cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities (including without limitation SAFE) as and when required by applicable laws and regulations. The Warrantors shall ensure that, each entity described above and its respective shareholders are in compliance with such requirements and that, to the extent permitted by applicable law, there is no barrier to repatriation of profits, dividends and other distributions from Ecommerce Company (or any successor entity) to the HK Company.

10.    SAFE Registration. The Group Companies, the Founders and the Founder Holdcos shall complete, update and maintain his/her registration with SAFE as required under Circular 37 in respect of his/her direct and indirect record and beneficial ownership of any shares or equity interest in the Company and each other Group Company on a timely and continuous basis after the Closing. The Company shall promptly deliver to the Investors and its counsel’s satisfactory evidence for completion of such registration.

11.    Permit and License. As soon as practicable after the Closing, the PRC Companies shall, and the Warrantors shall cause the PRC Companies to, obtain all the permits and licenses and any similar authority necessary in full compliance with applicable laws for the conduct of their business as currently conducted and as proposed to be conducted, including but not limited to filings of all the domestic non-special purpose cosmetic products produced by any Group Company or any third party entrusted by the Group Companies with the provincial Food and Drug Administrations or any other Governmental Authorities with competent jurisdiction after the Closing. To the extent permitted by the applicable laws, each of the Group Companies and the Founders shall procure each of the Group Companies to, (1) use its best efforts to maintain in a timely manner all requisite consents and permits for conducting the Business in compliance with all applicable laws, and (2) if so required by any applicable laws, obtain additional consents and permits necessary for conducting the Business as soon as possible but in any event no later than the time limit required by the applicable PRC laws or the competent Government Authorities.

12.    Intellectual Property Protection. The Group Companies shall establish and maintain appropriate intellectual inspection system to protect the Proprietary Rights of the Group Companies. The Group Companies shall, and the Founders shall cause the Group Companies to fully comply with the laws and regulations in respect of the protection of the Proprietary Rights and refrain from infringing the Proprietary Rights of other parties.

13.    Availability of Ordinary Shares. The Company hereby covenants that at all times there shall be made available, free of any liens, for issuance and delivery upon conversion of the Purchased Shares such number of Ordinary Shares or other shares of share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares.

14.    Business of the Company and the HK Company The business of the Company shall be restricted to the holding of shares or equity interest in the HK Company. The business of the HK Company shall be restricted to the holding of shares or equity interest in the Ecommerce Company.

15.    Business of the PRC Companies. Prior to entering into any new business other than those in the scope of the Business, each Warrantor shall use its best efforts and take all necessary actions to implement and carry out the new business plan approved by a majority of the Board in accordance with Section 9 of the Shareholders Agreement, including, without limitation, hiring employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Closing and until the new business plan is duly amended in accordance with all necessary procedures, the business of the PRC Companies shall be limited to the Business.

Schedule V

16.    Employee Matters. The PRC Companies shall comply with all applicable PRC labor laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions, especially, the PRC Companies shall (i) as soon as practicable after the Closing, obtain the Work Permit for Foreign Employee (外国人工作许可证) for the Hong Kong employee(s) of the PRC Companies; and (ii) upon the request of the Investors, the PRC Companies shall pay and supplement the deficiency with respect to non-payment or under-payment of social insurance and housing fund contributions whether occurred before or after the Closing.

17.    Tax Matters. The PRC Companies shall comply with all applicable PRC tax laws and regulations, including without limitation, laws and regulations pertaining to income tax and value added tax.

18.    Accrual Accounting. As soon as practicable after Closing, the Group Companies shall establish and maintain the accounting policies and financial system in full compliance with all applicable laws and regulations and to the Investors’ satisfaction.

19.    Full-time Commitment. Each Founder undertakes and covenants to the Investors that, as long as he/she is and remains an employee of any of the Group Companies, he/she shall commit all of his/her efforts to furthering the Business of the Group Companies and shall not, without the prior written consent of the Investors, either on his/her own account or through any of his/her Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity whether (A) through the ownership of any equity interest in such entity, or (B) by occupying half or more of the board seats of the entity; or (C) by contract or otherwise; or (ii) devote time to carry out the business operation of any other entity.

20.    Priority Investment Right. Within ten (10) years after the Closing, in the event that any Founder intends to engage, invest, operate or develop any new business other than the business operated by the Group Companies or any new entities other than the Group Companies (the “New Business”), such Founder shall be obligated to deliver the Investors a written notice stating the details of the New Business, and the Investors shall have the propriety rights on a pro rata basis to invest and participate in such New Business under the same terms and conditions as applicable to other investors of the New Business.

21.    Executory Period Covenants.

(d)    Access. Between the date hereof and the Closing, the Warrantors shall permit the Investors, or any representative thereof, to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (d) review such other information as the Investors reasonably request, in such a manner so as not to unreasonably interfere with their normal operations, including but not limited to the Investors shall have received from the Company all documents and other materials requested by the Investors for the purpose of examining and determining the rights in and to any technology, products and Proprietary Rights now used, proposed to be used in, or necessary to, the business as now conducted and proposed to be conducted by the Group Companies, and the status of its ownership rights in and to all such technology, products and Proprietary Rights shall be satisfactory to the Investors in their sole discretion.

Schedule V

(e)    Covenants. Between the date hereof and the Closing, except as the prior written consent of the Investors or the transactions contemplated under the Transaction Documents, each of the Group Companies shall (and the Warrantors shall cause each of the Group Companies to) (a) conduct its business in the ordinary course consistent with past practice, as a going concern and in compliance with all applicable laws and all agreements, contracts, instruments and commitments (oral or written), (b) pay or perform its debts, taxes, and other obligations when due, (c) maintain its assets in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, (d) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, (e) otherwise periodically report to the Investors concerning the status of its business, operations and finance, and (f) take all actions reasonably necessary, to consummate the transactions contemplated by this Agreement promptly, including the taking of all reasonable acts necessary to cause all of the conditions precedent of the Investors to be satisfied.

(f)    Information. From the date hereof until the Closing, (a) the Warrantors shall promptly notify the Investors of any action, charge, claim, complaint, investigation. litigation, inquiry or other proceeding commenced or threatened in writing against any Warrantor, (b) the Warrantors shall promptly notify the Investors of any breach, violation or non-compliance of any representation, warranty or covenant made by any Warrantors hereunder, and (c) the Warrantors will promptly provide the Investors with copies of all correspondence and inquiries to and from, and all filings made with, any Governmental Authority with respect to the transactions contemplated hereby.

(g)    Exclusivity. From the date hereof until the Closing or the termination date of this Agreement, other than the transaction contemplated under the Series B-3 Purchase Agreement, the Warrantors shall not, and they shall not permit any of their representatives or any Group Company to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or approve or authorize any transaction with any Person that would involve an investment in, purchase of shares of, or acquisition of any Group Company or any material assets thereof or would be in substitution or an alternative for or would impede or interfere with the transactions contemplated hereby, unless with the prior written consent of the Investors. The Warrantors shall, and shall cause their representatives and the other Group Companies to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing, other than the transaction contemplated under the Series B-3 Purchase Agreement, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction they shall immediately give notice thereof (including the third party and the material terms of such transaction) to the Investors.

Schedule V

22.    Most Favored Investors. Without prejudice to the other provisions herein or in the Transaction Documents, with respect to each Series B-1 Investor, Series B-2 Investor, Series B-3 Investor and Series B-3+ Investor, in the event any Group Company grants, issues, or provides any existing shareholder (each, a “Relevant Person”) any right, interest, benefit, privilege or protection more favorable than those granted, and accruing, to such Series B-1 Investor, Series B-2 Investor, Series B-3 Investor or Series B-3+ Investor, such Group Company shall concurrently notify such Series B-1 Investor, Series B-2 Investor, Series B-3 Investor or Series B-3+ Investor of the same and grant, issue, or provide the same rights, interests, benefits, privileges and/or protections to such Series B-1 Investor, Series B-2 Investor, Series B-3 Investor or Series B-3+ Investor pari passu with such Relevant Person and each Party hereby agrees and consents to such changes or amendments to the Shareholders Agreement or the Restated Articles that are necessary in connection with such grant, issuance and provision. Notwithstanding the foregoing, to avoid any doubt, the Series B-1 Investors, Series B-2 Investors and Series B-3 Investor shall not be entitled to the same rights, interests, benefits, privileges and/or protections of Series B-3+ Investors under Article 18 (Redemption) and Article 127 (Liquidation Preference) of the Company’s Restated Articles without the prior written consent of all the Series B-3+ Investors.

23.    Other Issues in the Disclosure Schedule. As soon as practicable after the Closing and at any time upon the request of the Investors, the relevant Group Companies, and the Founders shall, to the satisfaction of the Investors, resolve the issues in a practically reasonable manner, which are disclosed in the Disclosure Schedule or identified by the Investors in the due diligence process but not expressly specified as a specific covenant under this Schedule V or a specific condition for the Closing under Section 4 of this Agreement.

Schedule V

Exhibit A

Second Amended and Restated Shareholders Agreement

Exhibit A

Exhibit B

Third Amended and Restated Memorandum and Articles of Association

Exhibit B